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                                                    Exhibit 15








                                        September 30, 1993




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  The Advest Group, Inc.
     Registration on Form S-8


We are aware that our reports dated January 28, 1993, April 22, 1993 and July 21, 1993 on our reviews of interim financial information of The Advest Group, Inc., included in the Company's quarterly reports on Form 10-Q for the quarters ended December 31, 1992, March 31, 1993 and June 30, 1993, respectively, are incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




                                       Coopers & Lybrand